Exhibit 10.55

CONFIDENTIAL TREATMENT

*** Text Omitted and Filed Separately with the Securities and Exchange Commission.  Confidential Treatment Requested Under 17C.F.R. Sections 200.80(b)(4) and 240.24b-2

SHARE PURCHASE AGREEMENT

Among

CABOT MICROELECTRONICS GLOBAL CORPORATION,

ETERNAL CHEMICAL CO., LTD.,

MAJOR CO-SELLERS
and
EPOCH MATERIAL CO. LTD.

December 19, 2008

CONFIDENTIAL TREATMENT

SECTION 1.      DEFINITION AND INTERPRETATION                                                                         5
SECTION 2.      PURCHASE AND SALE OF SHARES                                                                           11
SECTION 3.      THE CLOSINGS                                                                                                                 14
SECTION 4.      CONDITIONS PRECEDENT TO THE CLOSINGS                                                        15
SECTION 5.      CONDUCT BETWEEN SIGNING AND CLOSINGS                                                     19
SECTION 6.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS             23
SECTION 7.      REPRESENTATIONS AND WARRANTIES OF BUYER                                           23
SECTION 8.      INDEMNIFICATION                                                                                                        23
SECTION 9.      TERMINATION                                                                                                                25
SECTION 10.    FORCE MAJEURE                                                                                                            25
SECTION 11.    MISCELLANEOUS                                                                                                           26

CONFIDENTIAL TREATMENT

Schedule 1.           List of Shareholders of Epoch

Schedule 1-2.        Major Co-Sellers

Schedule 1-2(A).  List of Relatives of Major Co-Sellers who are shareholders of Epoch

Schedule 1-3.        Old Plant II

Schedule 1-4.        Real Property Lease

Schedule 2.            Representations, Warranties and Covenants of Eternal

Schedule 2-1.         Financial Statements of Epoch for the fiscal year 2007

Schedule 2-2.         Material changes since September 30, 2008

Schedule 2-3.         A List of each Material Contract

Schedule 2-4.         A List of the employment information

Schedule 2-5.         A List of Insurance Policies

Schedule 2-6.         A List of Proceedings by or against Epoch

Schedule 2-7.         A List of Intellectual Properties

Schedule 2-8.         A List of Permits

Schedule 2-9          List of Accounts Receivable

Schedule 2-10        A List of Lease Agreements and Real Property Leases

Schedule 2-11        A List of Tangible Personal Property

Schedule 2-12        A List of Hazardous Materials

Schedule 2-13        A List of Purchase Order and Accounts Payable

Schedule 2-14        A List of Related Persons

Schedule 3.             Buyer's Warranty

Schedule  4.            List of Executive Officers of Epoch

Schedule 5.             Closing Documents

Schedule 6.             Officers and Clients Lists

Schedule 7.             List of Epoch Personnel to Sign Mandate/Employee Agreements

Schedule 8.             Planned Capital Commitments

Schedule 9              Chief Executive Officer and Chief Financial Officer Certified Matters

Schedule 10             Seller’s Counsel Certified Matters

Attachment A         Schedule of Exceptions

Attachment B          Form of Mandate or Employment Agreements

Attachment C          Form of Non-Eternal Share Purchase Agreement

CONFIDENTIAL TREATMENT

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the "Agreement") is entered into on the
19th day of December, 2008 by and among the following parties (sometimes hereinafter referred to as the "Parties"):

(1)
Cabot Microelectronics Global Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its registered office at 870 N. Commons Drive, Aurora, Illinois 60504, U.S.A (hereinafter referred to as  “Buyer");

(2)	Eternal Chemical Co., Ltd. (hereinafter referred to as "Eternal");

(3)           Major Co-Sellers (as hereinafter defined);
and

(4)	Epoch Material Co. Ltd. (hereinafter referred to "Epoch").

THE PARTIES ENTER INTO THIS AGREEMENT based upon the following facts, intentions and understandings:

A.
Eternal is the majority shareholder of Epoch, a company organized and existing under the laws of the ROC as a company limited by shares with its principal office at no. 2, Luke 8th Road, Kaohsiung Science Park, Lu-Chuh Hsiang, Kaohsiung County, Taiwan 82151, ROC (Uniform Number: 80725596).

B.
Eternal owns approximately eighty-eight point six percent (88.6%) of the total issued and outstanding capital stock of Epoch, consisting of 40,516,442 shares of capital stock of Epoch (the “Eternal Shares”), and the employees of Epoch and Eternal and certain other individuals in the aggregate own the remaining approximately eleven point four percent (11.4%) of the capital stock of Epoch (the "Non-Eternal Shareholders"), consisting of 5,213,558 shares (the “Non-Eternal Shares”). Details of the address and number of shares held by each shareholder in Epoch are specified in Schedule 1 as attached hereto.

C.
Buyer will enter into share purchase agreements with the holders (the "First Co-Sellers") of the Non-Eternal Shares to acquire all of the Non-Eternal Shares at the First Closing (as defined herein) (“Non-Eternal Share Purchase Agreement”), provided, however, that notwithstanding the foregoing, certain Non-Eternal Shareholders who own not more than 0.5% of the total issued and outstanding capital stock of Epoch may fail to be located or may fail to execute share purchase agreements with the Buyer without causing a failure of a condition precedent to the obligations of Buyer hereunder. The Major Co-Sellers, who are part of and included in the First Co-Sellers, desire to enter into this Agreement for the limited purpose of committing to sign, and cause their relatives to sign, the Non-Eternal Share Purchase Agreement as provided in Section 2.1(a)(ii) hereof. Eternal shall use its best efforts to locate the Non-Eternal Shareholders and cause them to enter into Non-Eternal Share Purchase Agreements with Buyer.

CONFIDENTIAL TREATMENT

D.
Buyer desires to purchase all of the Eternal Shares and the Non-Eternal Shares to obtain direct ownership of all of the ownership interest of Epoch, which owns the Epoch Business (as hereinafter defined) and the Epoch Assets (as hereinafter defined).  Epoch is engaged in the development, production and sales of chemical mechanical planarization ("CMP") slurry products, CMP clean solutions, liquid crystal display slurry products, and various other polishing products, including the resale of certain consumable products such as o-rings and filters, for use in various polishing or planarization applications for the semiconductor, flat panel display, and other industries.

E.
Epoch has acquired, developed, owned, leased, and operated certain assets and properties, including, but not limited to, intangible property, leaseholds, licenses, intellectual property and permits required for conducting the Epoch Business.

F.
At the First Closing (as hereinafter defined), Eternal and First Co-Sellers will sell to Buyer the First Shares (as hereinafter defined), in the aggregate representing 90% of the total issued and outstanding capital stock of Epoch to Buyer and including all of the Non-Eternal Shares (subject to the exception of not more than 0.5% of the issued and outstanding capital stock as set forth in Paragraph B, provided, that in such event Eternal shall sell such additional shares to Buyer as may be necessary to transfer 90% of the issued and outstanding shares of Epoch to Buyer at the First Closing) at a price per share of USD$1.44325388, and at the Second Closing (as hereinafter defined) Eternal  will sell all of the remainder of its shares to Buyer at a price per share of USD$1.44325388  Subject to the Working Capital Adjustment, if any, provided for in Section 2.2(a)(ii), the total purchase price that Buyer will pay to Eternal for the Eternal Shares (as hereinafter defined) is USD$58,475,512 (which is the price per share of USD$1.44325388, multiplied by the number (40,516,442) of Eternal Shares).

G.	Epoch desires to enter this Agreement for the limited purpose of agreeing to the matters set forth in Sections 4, 5, and 6 hereof, where applicable.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises and mutual covenants, warranties and conditions herein contained, the Parties hereby agree as follows:

SECTION 1	DEFINITION AND INTERPRETATION

1.1.	Definition and Interpretation

In this Agreement the following definitions and rules of interpretation shall apply:

"Breach"
means any material breach of, or any material inaccuracy in, any representation or warranty or any breach of, or material failure to perform or substantially comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any material event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"CMC Group"
means Cabot Microelectronics Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal offices at 870 Commons Drive, Aurora, Illinois 60504, U.S.A. and its affiliates, direct and indirect, wholly owned subsidiaries, including, but not limited to the Buyer.

"Closings"	means the First Closing and the Second Closing.
"Conflict"
means conflict with, or any violation of or default under (with or without notice or lapse of time, or both) any obligation or benefit, including, but not limited to, such conflicts, violations or defaults giving rise to a right of termination, cancellation, modification or acceleration of any obligation or benefit.

"Consent"	means any approval, consent, ratification, waiver or other required authorization.
"Contemplated Transactions"	means all of the transactions, including the First Transaction and the Second Transaction, contemplated by this Agreement.
"Contract"	means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).
"Encumbrance"
means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environment"
means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), publicly or privately owned treatment works, drains, sewer systems (including septic systems), wetlands, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) and any other environmental medium or natural resource.

"Environmental Health and Safety Liabilities"
means any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(a)  any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
(b)  any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, including, but not limited to, attorney, expert and consultant fees and costs;
(c)   financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages;
(d)  any compliance, corrective, remedial or other action or liability related to or arising from Eternal’s and Epoch’s operation of the Old Plant II on Eternal’s property; or
 (e) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

"Environmental Law"
means any Legal Requirement, including but not limited to, Air Pollution Control Act, Water Pollution Control Act, Waste Clearance Act, Toxic Chemical Substance Control Act, Soil and Groundwater Pollution Remediation Act, at any time in force or effect in the ROC, relating to:
(a)  emissions, discharges, spills, Release of Hazardous Material into the Environment;
(b)  the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Material;
(c)  the regulation of storage tanks;
(d)  assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed; or
(e)  otherwise relating to pollution or the protection of human health or the Environment.

CONFIDENTIAL TREATMENT

"Epoch Assets"
means the assets, Facilities, licenses, permits or any other Tangible Personal Property or intangible property owned or used by Epoch in the conduct of the Epoch Business as of the First Closing Date, as described under Section 6 of Schedule 2.A, except for (i) any rights related to 3D wire bond, (ii) 50% of the rights related to the patents application of 3D TSV, which has been filed by Epoch, and are to be co-owned by  Eternal and Buyer in accordance with Section 5.9, and (iii) the trademarks owned by Epoch with the word “Eternal” to be transferred to Eternal in accordance with Section 5 .10.

"Epoch Business"
means the business as currently conducted by Epoch as of the date of this Agreement, which includes the development, production and sales of  chemical mechanical planarization (CMP) slurry products, CMP clean solutions, liquid crystal display slurry and clean products, and various other polishing products, including the resale of certain consumable products such as o-rings and filters, for use in various polishing and planarization applications for the semiconductor, flat panel display, and other industries, excluding the current business related to the wire bond in 3D applications.

"Eternal First Shares”	Means the First Shares minus the number of shares transferred by the First Co-Sellers to Buyer in the First Closing.
“Eternal First Purchase Price”
Means the aggregate purchase price for the Eternal First Shares calculated based on the price per share set forth in the definition of “First Purchase Price”, subject to any Working Capital Adjustment as provided in Section 2.2(a)(ii).

“Eternal Second Purchase Price”	Means the aggregate purchase price for the Eternal Second Shares calculated based on the price per share set forth in the definition of “First Purchase Price”.
“Eternal Second Shares”	Means the remaining shares of the issued and outstanding capital stock of Epoch held by Eternal after the First Closing.
"Eternal Shares"
Means the 40,516,442 shares of the issued and outstanding capital stock of Epoch owned by Eternal as of the date hereof and prior to the First Closing, which includes the one thousand (1000) shares to be transferred by Eternal to Buyer pursuant to Section 5.7.

"Facilities"
Means any real property, leasehold or other interest in real property currently owned or operated by Epoch.
Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Section 22 under the Schedule 2.A hereunder ("Environmental Matters"), "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Epoch.

"First Closing"	has the meaning under Section 3.1 (a).
"First Closing Date"	has the meaning under Section 3.1 (a).
"First Purchase Price"
means the aggregate purchase price for the First Shares of fifty-nine-million-four-hundred-thousand United States Dollars (USD$59,400,000), which equates to the price per share of USD$1.44325388, multiplied by the number of First Shares (41,157,000), to be paid in an aggregate amount of NT$ converted at the closing spot buying exchange rate between one USD and NT$ as posted by Bank of Taiwan seven business days prior to the First Closing Date, subject to the Working Capital Adjustment, if any, provided for in Section 2.2(a)(ii).

"First Co-Sellers"	has the meaning set forth in Paragraph C of the recitals above and includes the Major Co-Sellers.
"First Shares"
means a total of 41,157,000 shares of the capital stock of Epoch, constituting 90% of the issued and outstanding capital stock of Epoch, to be delivered to the Buyer at the First Closing by Eternal and the First Co-Sellers, including and together with all rights, interests, entitlement to dividends, earnings and profits of Epoch as of the First Closing Date.

"First Transaction"	means the sale and purchase of the First Shares, and the indirect ownership and interests in the Epoch Business and Epoch Assets contemplated by this Agreement and any part of that transaction.
"First Trust Account"	means the trust account for the First Trust Amount in accordance with Section 2.5 hereof.
"First Trust Amount"
means an amount equivalent to ten percent (10%) of the Eternal First Purchase Price plus five-hundred-thousand United States dollars (USD$500,000), to be deposited by Eternal into the First Trust Account at the First Closing, contemporaneous with Buyer’s payment of the First Purchase Price, in accordance with Section 2.5 hereof.

"GAAP"	means generally accepted accounting principles for financial reporting in the ROC.

CONFIDENTIAL TREATMENT

"Governing Documents"
means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (c) any amendment or supplement to any of the foregoing.

"Governmental Authorization"	means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
"Governmental Body"
means any:
(a) nation, municipality, county, city, town,  village, district or other jurisdiction;

(b) national, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or,

(d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power,

in the ROC or in any other jurisdiction in which Epoch conducts business or has business conducted on its behalf.

“Hazardous Activity”
means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”
means at any time, any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous substance,” “contaminant,” “pollutant,” “general waste, “ “hazardous industrial waste,” “general industrial waste,” “public nuisance”, or “toxic chemical substance” under any provision of Environmental Law, and including radon, petroleum, petroleum products, asbestos (including, but not limited to, presumed asbestos-containing material or asbestos-containing material), radioactive material, PCB-containing materials, urea formaldehyde, polychlorinated biphenyls, trichloroethylene, perchloroethylene, mineral spirits, kerosene and naptha solvents.

“Indemnified Amount”	means the amount of Losses to be indemnified under Section 8 of this Agreement.
“Inventories”
means all inventories of Epoch, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Epoch in the production or sale of finished goods.

“Knowledge”
an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b)a prudent individual reasonably could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.
A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director of that Person has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

Without limiting the foregoing, Eternal will also be deemed to have Knowledge of a particular fact or other matter if any officer or director of Epoch has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).

“Lease”
means any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Epoch is a party and any other Epoch Contract pertaining to the leasing or use of any Tangible Personal Property.

CONFIDENTIAL TREATMENT

“Legal Requirement”	means any law, code, regulation, statute or treaty, prevailing and in force in the ROC, whether national, local, foreign, international or multinational.
“Liabilities”
means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss”	means all claims, expenses (including reasonable attorneys’ fees), losses and Liabilities in accordance with Section 8.1 hereof.
"Major Co-Sellers”
means those First Co-Sellers listed on Schedule 1-2 who will sign this Agreement for the limited purpose of committing to signing, and causing their relatives to sign, the Non-Eternal Share Purchase Agreements as provided in Section 2.1(a)(ii) hereof.

“Material Adverse Effect”
means any change, event or effect that is not directly and specifically attributable to CMC Group in Buyer’s reasonable determination (to the extent necessary, as supported by the assessment of an independent third party chosen by the Parties), and is or could reasonably be expected to be materially adverse to: (a) the results of operations, financial condition, business, prospects, rights, properties, assets (including any material damage or destruction or loss of any of the assets of Epoch that could materially and adversely affect its business) or Liabilities of Epoch, including materially adverse developments in the industry in which Epoch operates, (b) Epoch’s relations with its management, employees, creditors, suppliers, customers, or others having business relationships with Epoch, in each case, taken as a whole, (c) the ability of Epoch and Eternal to consummate the Contemplated Transactions or perform their obligations hereunder; provided, that conditions resulting from the announcement of the Contemplated Transactions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect, (d) any borrowing or Contracts to borrow money through loans or otherwise by Epoch that could materially and adversely affect its business, (e) any distribution or payment by Epoch to Eternal or to any entity controlled, directly or indirectly, by any of them (other than dividends properly declared) that could materially and adversely affect Epoch’s business, (f) any other change which materially and adversely affects the business or prospects of Epoch, including any material excursion related to any of Epoch’s products, or (g) any event which is outside Epoch’s Ordinary Course of Business that could materially and adversely affect its business.

"Non-Eternal Shareholders"	means the shareholders of Epoch other than Eternal.
"Non-Eternal Shares"	means the 5,213,558 shares of the issued and outstanding capital stock of Epoch owned by the Non-Eternal Shareholders as of the date hereof and prior to the First Closing.
“NT$”	means the currency of New Taiwan dollar in ROC.
“Old Plant II”	means the plant set forth on Schedule 1-3.
"Order"	means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
"Ordinary Course of Business"
an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a)is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and
(b)does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature;
or
(c)is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same line of business as such Person.

"Occupational Safety and Health Law"
means any Legal Requirement relating to the prevention of occupational accidents or protection of labor safety and health, including but not limited to, Labor Safety and Health Act, Factory Act, Environmental Agents Control Act, Labor Inspection Act, Protection for Workers Incurring Occupational Accidents Act and other applicable laws and regulations in the ROC.

"Party"	means a party to this Agreement.

CONFIDENTIAL TREATMENT

"Person"
means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or any Governmental Body.

"Proceeding"
means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Real Property Lease"	means the Leases of the properties listed on Schedule 1-4.
"Record"	means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Related Person"	means, in relation to the relevant Party, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Party.
"Release"
means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action"
means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representations, Warranties and Covenants"	means the representations, warranties and covenants set out in Schedules 2 or 3, as applicable.
"ROC"	means the Republic of China.
"Second Closing"	has the meaning under Section 3.1 (b).
"Second Closing Date"	has the meaning under Section 3.1 (b).
"Second Co-Sellers"	has the meaning set forth in Section 3.2(j).
"Second Shares"
means the Eternal Second Shares plus any shares sold by the Second Co-Sellers, to be delivered to the Buyer at the Second Closing by Eternal and the Second Co-Sellers, including and together with all rights, interests, entitlement to dividends, earnings and profits of Epoch as of the Second Closing Date, the aggregate of which constitutes 4,573,000 shares, which constitutes ten percent (10%) of the issued and outstanding capital stock of Epoch, minus not more than 0.5% of the total issued and outstanding capital stock of Epoch held by Non-Eternal Shareholders as of the First Closing, if any.

"Second Purchase Price"
means the purchase price for the Second Shares calculated as follows: six-million-six-hundred-thousand United States Dollars (USD$6,600,000) (which is the price per share of USD$1.44325388, multiplied by the maximum possible number of Second Shares,   minus the following: the sum of (a) an amount equal to i) the price per share of USD$1.44325388, multiplied by the number of shares delivered at the Second Closing by the Second Co-Sellers, if any; subtracted from ii) the price per share of USD$1.44325388, multiplied by the number of remaining shares, if any, held by Non-Eternal Shareholders immediately after the First Closing; plus, b) an amount equal to any dividends paid either by Epoch to Eternal or by Buyer to any Second Co-Sellers related to their shareholding in Epoch after the date of signing this Agreement; such Second Purchase Price to be paid in an aggregate amount of NT$ converted  at the closing spot buying exchange rate between one USD and NT$ as posted by Bank of Taiwan seven business days prior to the Second Closing.

"Second Transaction"	means the sale and purchase of the Second Shares.
"Second Trust Account"	means the escrow account for the Second Trust Amount in accordance with Section 2.6 hereof.
"Second Trust Amount"	means the Eternal Second Purchase Price, which amount shall be deposited by the Buyer in the Second Trust Account at the First Closing in accordance with Section 2.6 hereof.
"Sellers"	means Eternal, the First Co-Sellers and the Second Co-Sellers, if any, collectively.
"Tangible Personal Property"
means all machinery, equipment (including, but not limited to, demonstration equipment), tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Epoch (wherever located and whether or not carried on Epoch’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax"
means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other similar Contract.

CONFIDENTIAL TREATMENT

"Third Party"	means a Person that is not a party to this Agreement.
“Total Shares”	means the sum of the First Shares and the Second Shares.
"Total Purchase Price"
means the sum of the First Purchase Price and the Second Purchase Price, the aggregate of which shall not exceed sixty-six-million United States dollars (USD$66,000,000), subject to the Working Capital Adjustment, if any, provided for in Section 2.2(a)(ii).

“Updated Due Diligence”
means confirmatory or additional due diligence (including, but not limited to (i) detailed due diligence related to formulas, composition information and raw materials constituting any part of Epoch’s product and intellectual property portfolios (ii) appraisals of property, plant and equipment, (iii) physical inventories, (iv) additional or subsequent financial information, and (v) employee information).

"USD"	means United States dollars.
"Warranty Period for Environmental Issues"
means the period from signing of this Agreement by the Parties until the date three years after the First Closing Date during which the Representations, Warranties and Covenants under this Agreement with respect to environmental issues are valid and in force.

"Warranty Period for General Matters"
means the period from signing of this Agreement by the Parties until the date three years after the First Closing Date during which the Representations, Warranties and Covenants in this Agreement with respect to all matters other than Taxes, pension and employee benefit matters, and environmental issues shall be valid and in force.

"Warranty Period for Pension and Employee Benefit Matters
means the period from signing of this Agreement by the Parties until the date three years after the First Closing Date during which the Representations,  Warranties and Covenants in this Agreement with respect to all employee benefit matters shall be valid and in force.

"Warranty Period for Taxes"
means the period from signing of this Agreement by the Parties until the later of (i) the date three years after the First Closing Date and (ii) expiration of the statute of limitations applicable to tax years through calendar year 2008 and the period of calendar year 2009 prior to the First Closing Date, during which the Representations, Warranties and Covenants with respect to Taxes under this Agreement are valid and in force.

“Working Capital” and “Working Capital Adjustment”	means as defined in Section 2.2 (a)(ii) and (iii).

1.2.	Clause and schedule headings do not affect the interpretation of this Agreement. References to clauses, sub-clauses and schedules are to the clauses and sub-clauses of and schedules to this Agreement.

1.3.
The schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

1.4.	Words in the singular include the plural and in the plural include the singular.

1.5.	A reference to one gender includes a reference to the other gender.

1.6.
A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7.	Documents in agreed form are documents in the form agreed to by the Parties.

CONFIDENTIAL TREATMENT

SECTION 2	PURCHASE AND SALE OF SHARES

2.1.	Purchase and Sale of Shares

Subject to the terms and conditions of this Agreement, Eternal hereby agrees to sell and transfer and cause the sale and transfer of the Total Shares, including all the rights, privileges, interests, dividends or benefits in association thereof and indirect ownership and controlling interests in the Epoch Assets and Epoch Business to Buyer, and Buyer hereby agrees to purchase, or procure to be purchased, the Total Shares, from Eternal and Non-Eternal Shareholders of Epoch.

Epoch asserts that in its fiscal year 2008 books it has accounted and reserved for in entirety Epoch’s obligations regarding its underfunded pensions, profit sharing to employees, obsolete inventory and inventory of below-standard quality, and Epoch’s 2008 business income taxes, and Epoch’s books prior to First Closing will have accounted for in entirety Epoch’s obligations for the disposition of the assets of Old Plant II, and Epoch will satisfy all of these obligations prior to or in accordance with the First Closing or in the Working Capital Adjustment as provided herein; Buyer and Eternal have taken these obligations and the means by which Epoch will satisfy them as provided in this Agreement into account in agreeing upon the Total Purchase Price.

a.	Sale of the First Shares

(i)        Eternal, subject to applicable closing conditions, hereby agrees to sell and transfer, and cause the First Co-Sellers to sell and transfer, all their respective right, title and interest in and to the First Shares to Buyer, which shall include the 1,000 shares transferred to Buyer pursuant to Section 5.7, and Buyer, subject to applicable closing conditions, hereby agrees to purchase, or procure to be purchased, the First Shares from Eternal and the First Co-Sellers as of the First Closing at a price per share of USD$1.44325388.

(ii)                  The Major Co-Sellers, subject to applicable closing conditions, hereby agree to, and cause its respective relatives listed on Schedule 1-2 (A) to, sign the Non-Eternal Share Purchase Agreement to sell and transfer all of their respective right, title and interest in and to their respective Shares to Buyer three business days prior to the First Closing at a price per share of USD$1.44325388.  The parties agree that the obligations under this Section 2.1(a)(ii) are the Major Co-Sellers’ sole obligations under this Agreement.

b.	Sale of the Second Shares

Eternal, subject to applicable closing conditions, further agrees to sell and transfer, and cause the Second Co-Sellers, if any, to sell and transfer, of all their respective right, title and interest in and to the Second Shares to Buyer, and Buyer, subject to applicable closing conditions, hereby agrees to purchase or procure to be purchased the Second Shares, from Eternal and the Second Co-Sellers, if any, as of the Second Closing at a price per share of USD$1.44325388.

CONFIDENTIAL TREATMENT

2.2.	Purchase Price of Shares and Working Capital Adjustment

a.	First Purchase Price; Working Capital Adjustment

(i)	First Purchase Price

As of the First Closing, in consideration for the First Shares, Buyer shall pay to Eternal and each of the First Co-Sellers, either directly to each First Co-Seller or through the agent agreed upon by both parties, respectively according to each Eternal’s and each First Co-Seller’s instruction, in the form of bank checks or by wire transfer, at the option of Buyer, the First Purchase Price, excluding the security transaction tax to be withheld by Buyer pursuant to Section 2.3 of this Agreement.

(ii)
Working Capital Adjustment: Amount and Payment.  The "Adjustment Amount" (which may be a positive or negative number) will be equal to Eternal’s shareholding percentage in Epoch (i.e., 88.6%) multiplied by the amount (“Difference”) determined as follows:

(A)
If Closing Working Capital is between NT$300 million (NT$300,000,000) and NT$380 million (NT$380,000,000), the Adjustment Amount will equal zero and no adjustment of the Eternal First Purchase Price based on the Closing Working Capital shall occur.

(B)
If Closing Working Capital is less than NT$300 million (NT$300,000,000) or greater than NT$380 million (NT$380,000,000), the Eternal First Purchase Price shall be adjusted  as follows:  (i) if Closing Working Capital is greater than NT$380 million (NT$380,000,000), the Difference will equal the amount by which Closing Working Capital exceeds NT$380 million (NT$380,000,000)  and the Adjustment Amount shall be payable by Buyer by wire transfer to an account designated by Eternal within 10 days after the date that the Closing Working Capital is binding and conclusive on the parties hereto as determined pursuant to Section 2.2(a)(iii), provided that such 10-day period  shall be extended to the extent that a foreign investment application has been approved by the competent authority for the adjustment of the Eternal First Purchase Price, below and (ii) if Closing Working Capital is less than NT$300 million (NT$300,000,000) , the Difference will equal the difference between NT$300 million (NT$300,000,000) and the actual Closing Working Capital amount and the Adjustment Amount shall be payable by Eternal by wire transfer to an account designated by Buyer within 10 days after the date that the Closing Working Capital is binding and conclusive on the parties hereto as determined pursuant to Section 2.2(a)(iii) below.  By way of example and not limitation, a sample calculation of the Adjustment Amount is attached as Exhibit 2.2(ii) hereto.

(iii)	Working Capital Adjustment Procedure.

(A)	"Working Capital" as of a given date shall mean the amount of total current assets minus total current liabilities, each as reflected on the balance sheet of the same date.

(B)
At least four (4) business days prior to the First Closing Date, but no more than eight (8) business days prior to the First Closing Date, Eternal shall cause Epoch to deliver to Buyer a statement setting forth in good faith the type and value of the Working Capital, estimated as of the First Closing Date (the “Preliminary Working Capital Statement”) in a form substantially similar to Exhibit 2.2(iii).  Epoch shall keep Buyer reasonably informed with respect to its preparation of the Preliminary Working Capital Statement and, upon request of Buyer, Epoch shall as promptly as practicable make available to Buyer all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Epoch in or otherwise reasonably related to the preparation of the Preliminary Working Capital Statement.

(C)
Within forty-five (45) days following the First Closing Date, Epoch shall prepare and deliver to Buyer and Eternal the financial statements of Epoch as of the First Closing Date and for the interim period from December 31, 2008 through the First Closing Date on a basis consistent with current accounting practices of Epoch.  Buyer and Eternal shall then audit such financial statements (as audited, the "Closing Financial Statements") and determine the Working Capital as of the First Closing Date (the "Closing Working Capital") based upon the Closing Financial Statements.  Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Eternal within thirty (30) days following its receipt of the Closing Financial Statements from Epoch.

(D)
If, within fifteen (15) business days following delivery of the Closing Working Capital calculation to Eternal from Buyer, Eternal has not given Buyer written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Eternal’s objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(E)
If Eternal gives Buyer such notice of objection, and if Eternal and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer's receipt of Eternal’s objection notice, Eternal and Buyer shall submit the issues remaining in dispute to an independent public accountant as mutually agreed to (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in Section 2.2(a)(ii) and this subsection 2.2(a)(iii). If issues are submitted to the Independent Accountants for resolution:  (i) Eternal and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are reasonably available to that party or its agents and shall be afforded the opportunity, together with the respective independent accountants or auditors, as applicable, of Epoch and Buyer (if different from the Independent Accountants), to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Eternal and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Eternal and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

CONFIDENTIAL TREATMENT

b.	Second Purchase Price

Subject to Section 2.6, as of the Second Closing, in consideration for the Second Shares, Buyer shall pay to Eternal, and, if any, each of the Second Co-Sellers, either directly to any Second Co-Seller or through the agent agreed upon by both parties, in the form of bank checks or by wire transfer, at the option of Buyer, the Second Purchase Price. The Second Purchase Price shall be paid (i) to Eternal from the Second Trust Account and (ii) to, if any, each of the Second Co-Sellers from the Buyer.
.

c.
To the extent necessary for obtaining the Governmental Authorizations and with the intent of preventing the incurrence of any additional tax liabilities to Seller, Eternal and each First Co-Seller and each Second Co-Seller, either directly or through an agent, shall sign a document to prove the receipt of the First Purchase Price and Second Purchase Price at the First and Second Closings respectively.

2.3.	Taxation and Expenses of Transfer of Shares

All the Taxes, dues or charges as charged or imposed by the tax authority of the ROC on the Contemplated Transactions to each the Buyer, Eternal and each First Co-Seller and Second Co-Seller, respectively, shall be borne by the Buyer, Eternal, and each First Co-Seller and each Second Co-Seller, respectively, to the extent applicable, under the applicable laws.

The applicable security transaction tax on the transfer of the First Shares and Second Shares with respect to the First Purchase Price and Second Purchase Price shall be withheld and paid by Buyer on behalf of the Sellers respectively to the ROC tax authorities no later than three (3) business days immediately after the First and Second Closing Date respectively.

The cost and expenses related to the First Trust Account and the Second Trust Account shall be borne by the Buyer.

2.4           Preparation and Custody of the Share Certificates by Eternal

Upon the execution of this Agreement and at least three business days before the First Closing, Eternal shall and shall cause the First Co-Sellers to provide or cause to provide originals of the share certificates representing the First Shares to Buyer for review. After Buyer's review, Eternal shall seal all the said share certificates and keep them in Eternal's custody to secure the delivery of the First Shares to Buyer at the First Closing.

2.5           First Trust Account

a.
The Parties hereby agree that, as of the First Closing, immediately contemporaneous with the First Purchase Price being paid by the Buyer to Eternal and the First Co-Sellers for the First Shares, the First Trust Amount, which shall be used to secure a part of Buyer’s remedies for Eternal's indemnification obligations to the Buyer, pursuant to Sections 6.2 and 8.1 of this Agreement, shall be deposited by Eternal in the form of bank checks or by wire transfer, at Eternal’s option, into a trust account established by Buyer and Eternal for the benefit of the Buyer.

b.
In the event of a claim for Indemnity for a Loss (as defined in Section 8.1) pursuant to Sections 6.2 and 8.1 hereof, Buyer shall first give Eternal written notice, which shall include a description of the Loss and an estimate of the amount sought for Indemnity, with substantial evidence of the foregoing.  Eternal shall have 30 days to cure or rectify such alleged Breach or Loss to Buyer’s reasonable satisfaction.  Upon the expiration of the 30 day period, Buyer shall then be entitled to give written notice to the trustee of the amount of such claim for Indemnity for a Loss (as defined in Section 8.1) with a copy to Eternal.  The written notice shall include a description of the Loss and an estimate of the amount sought for Indemnity. The trustee shall retain amount sufficient to pay all Losses in trust until such time as the trustee receives (i) a joint written instruction from Buyer and Eternal as to the disposition of the claim for indemnity, (ii) an arbitration award with respect to the claim for indemnity, or (iii) a court order with respect to the claim for indemnity.  Except with respect to outstanding claims made by Buyer for indemnity pursuant to Sections 6.2 and 8.1 hereof, if any, all funds remaining in such trust account, including any interest accrued in respect of the First Trust Amount, shall be released on the date 18 months after the First Closing to Eternal, or at such other time as may be agreed by the Parties in writing (provided, however, that prior to such release date, the interest accrued in such account shall be available for payment of indemnification pursuant to Sections 6.2 and 8.1 hereof).

c.
To effect the Trust Amount being held by a trustee for the benefits of Buyer as above mentioned, Eternal and Buyer shall jointly appoint a trustee which shall be a bank duly licensed to engage in trust business and shall enter into a trust agreement with the appointed trustee.

d.
For the purpose of the application of the foreign investment approvals under the Statute of Investment by Foreign Nationals (“FIA”), Epoch and/or Eternal, as the case may be, shall provide necessary assistance to the Buyer for the FIA application, and Eternal shall issue the documentation as may be required by the Administration Bureau of Southern Taiwan Science Park to prove the receipt of the First Purchase Price by Eternal as of the First Closing Date.

2.6           Second Trust Account

The Parties hereby agree that, as of the First Closing, (i) the Second Trust Amount, to satisfy a security of the payment of the Eternal Second Purchase Price payable by the Buyer to Eternal as of the Second Closing and in exchange for Eternal's deposit of the Eternal Second Shares in the escrow account subject to Section 3.2(i), shall be deposited by the Buyer into the Second Trust Account established by the Buyer for the benefit of Eternal, and (ii) Eternal shall deposit the Eternal Second Shares in an escrow account established by Eternal for the benefit of Buyer to secure Eternal’s contractual undertaking on the sale of the Eternal Second Shares under Section 2.1(b) of this Agreement.  Any interest accrued in the Second Trust Account in respect of the Second Trust Amount shall belong to Eternal.  Any dividends distributed in respect of the Eternal Second Shares shall belong to Buyer.

Subject to Section 4.2 and 4.3, the Second Trust Amount, together with any interest accrued, and the Eternal Second Shares shall be simultaneously released to Eternal and the Buyer, respectively, as of the Second Closing Date.   Buyer and Eternal shall give joint written notice to the trustee for the release of the Second Trust Amount and any interest accrued and to the escrow agent for the release of the Eternal Second Shares.

For the purpose of the application of the FIA, Epoch and/or Eternal, as the case may be, shall provide necessary assistance to the Buyer for the FIA application, and Eternal shall issue the documentation as may be required by the Administration Bureau of Southern Taiwan Science Park to prove the receipt of the Eternal Second Purchase Price by Eternal on the Second Closing Date.

CONFIDENTIAL TREATMENT

SECTION 3	THE CLOSINGS

3.1.	The Closings

a.	The First Closing

The closing of the First Transaction contemplated herein (hereinafter referred to as "First Closing") shall occur at the office of Epoch located at no. 2, Luke 8th Road, Kaohsiung Science Park, Lu-Chuh Hsiang, Kaohsiung County, Taiwan 82151, ROC on February 15, 2009, subject to receiving necessary regulatory approvals (the "First Closing Date"), or any other date and/or any other location agreed between the Parties, provided all the conditions precedent under Sections 4.1 and 4.3 have been fulfilled and satisfied.

b.	The Second Closing

The closing of the Second Transaction contemplated herein (hereinafter referred to as "Second Closing") shall occur at the office of Epoch located at no. 2, Luke 8th Road, Kaohsiung Science Park, Lu-Chuh Hsiang, Kaohsiung County, Taiwan 82151, ROC eighteen (18) months after the First Closing Date (the "Second Closing Date"), or any other location agreed between the Parties, provided all the conditions precedent under Sections 4.2 and 4.3 have been fulfilled and satisfied.

3.2.	Actions at the First Closing

The following actions shall occur at or prior to the First Closing:

With respect to transfer of the First Shares of Epoch:

a.
Eternal shall deliver, and cause the First Co-Sellers to deliver, to Buyer the share certificates representing the First Shares of Epoch less the 1,000 shares transferred to Buyer pursuant to Section 5.7, duly endorsed and shall provide Buyer with the documents in Schedule 5 attached to this Agreement.  Notwithstanding the foregoing, it is understood by the Parties that one or more Non-Eternal Shareholders, holding in the aggregate no more than 0.5% of the total issued and outstanding capital stock of Epoch, may fail to be located by Eternal or may fail to execute  Non-Eternal Share Purchase Agreements with Buyer and therefore may fail to deliver their shares as First Shares at the First Closing. In that event, Eternal shall sell such additional shares as First Shares to Buyer as may be necessary to transfer 90% of the issued and outstanding shares of Epoch to Buyer at the First Closing.

b.
Eternal shall cooperate with and help Buyer to record the name and address of Buyer in the roster of shareholders of Epoch to effect the transfer of ownership of the First Shares from the First Co-Sellers and Eternal to Buyer.

c.
Eternal shall provide or cause to be provided and deliver to Buyer the resignation letters from each of the directors and supervisors of Epoch, to take effect on the First Closing Date.  In addition, Eternal shall provide or cause to be provided and deliver to Buyer, from each executive officer listed on Schedule 4 hereof, a certificate of such officers acknowledging that they have no outstanding claims, whether for compensation for loss of office or otherwise howsoever, against Epoch.

d.
Eternal shall provide or cause to be provided and deliver to Buyer Epoch's corporate seals, permits, licenses, books, check books of Epoch as necessary for or in relation to the operations of Epoch as provided in Schedule 5, and cause appropriate changes to the authorized signatories of Epoch in any bank account or banking relationship as directed by Buyer.

e.
Buyer shall pay to Eternal, and each of the First Co-Sellers, either directly to any First Co-Seller or through the agent agreed upon by both parties, the First Purchase Price excluding the applicable security transaction tax to be withheld by Buyer.

f.
Buyer shall pay the applicable security transaction tax, solely from the withholding described above, to the ROC tax authority and provide the tax receipt to Eternal and each of the First Co-Sellers, as required.

g.
Epoch shall enter into two (2) year mandate or employment agreements, including a three (3) year non-competition obligation following any termination of employment in favor of the CMC Group and intellectual property assignment and protection terms, as set forth in Attachment B for respective each key personnel or employees identified on Schedule 7.

h.
Buyer shall deliver a corporate guarantee issued by Cabot Microelectronics Corporation guaranteeing Buyer’s payment of the Total Purchase Price in the form and substance reasonably satisfactory to Eternal and Buyer, which guarantee shall provide that (i) upon payment or satisfaction of the First Purchase Price, the guaranteed amount shall automatically be reduced to, and limited to, the Second Purchase Price amount and (ii) upon payment or satisfaction of the Second Purchase Price, the guarantee shall automatically terminate and be of no further force or effect.

CONFIDENTIAL TREATMENT

i.
In accordance with Section 2.6 hereof, Eternal shall deposit the Eternal Second Shares in the escrow account with the same the appointed trustee pursuant to Sections 2.5 and 2.6, in favor of Buyer to secure its contractual undertaking on sales of the Eternal Second Shares under Section 2.1(b) of this Agreement.  Eternal shall pre-endorse on the reverse sides of the share certificates of Eternal Second Shares for the share transfer, with the date of the share transfer in blank, and shall authorize Buyer to effectuate and register the share transfer to Buyer as of the Second Closing.  Eternal shall further deliver a waiver to Buyer waiving its rights to any dividend distributions made on the Second Shares after the First Closing.

j.
Notwithstanding the foregoing, any Non-Eternal Shareholders who fail to deliver their shares at the First Closing as contemplated in Section 3.2 (a) above may deliver their shares at the Second Closing as provided in Section 4.2(c) below, provided, however, that such Non-Eternal Shareholders will hold in the aggregate no more than 0.5% of the total issued and outstanding capital stock of Epoch. Such Non-Eternal Shareholders shall be referred to herein as "Second Co-Sellers".

3.3.	Actions at the Second Closing

The following actions shall occur at or prior to the Second Closing:

With respect to transfer of the Second Shares in Epoch:

a.
Eternal shall authorize Buyer to effect the share transfer of the Second Shares subject to Section 3.2 (i) and cause the Second Co-Sellers, if any, to deliver to Buyer the share certificates representing the Second Shares duly endorsed by the Second Co-Sellers and shall provide Buyer with the documents as listed in Schedule 5 attached to this Agreement.

b.
Buyer shall pay to Eternal (solely through release of the Second Trust Amount from escrow as set forth in Section 2.6) and, if any, each of the Second Co-Sellers, either directly to any Second Co-Seller or through the agent agreed upon by both parties, the Second Purchase Price excluding the applicable security transaction tax to be withheld by Buyer.

c.
Buyer shall pay the applicable security transaction tax, solely from the withholding described above, to the ROC tax authority and provide the tax receipt to Eternal and each of the Second Co-Sellers, if any.

SECTION 4	CONDITIONS PRECEDENT TO THE CLOSINGS

4.1.	Conditions Precedent to the Performance by Buyer of Its Obligations for the First Closing

The obligations of Buyer to purchase or cause to purchase the First Shares, and indirect ownership and interests of the Epoch Business and Epoch Assets at the First Closing (and to consummate the Contemplated Transaction), shall be subject to the prior satisfaction of all the following conditions to the reasonable satisfaction of Buyer, unless waived in writing by Buyer at its sole discretion; provided, however, Buyer shall not be relieved of its obligation to purchase or cause to purchase the First Shares if the failure of the satisfaction of a condition set forth in Section 4.1 (l) and (m) is directly, solely and specifically attributable to Buyer in Buyer’s reasonable determination (as supported by the assessment of an independent third party chosen by the Parties):

a.
The representations and warranties made by Eternal and Epoch as specified in Schedule 2.A shall be true and correct as of the date hereof in all material respects, and on and as of the First Closing Date as if such representations and warranties were made on and as of such date, and Eternal, the Major Co-Sellers and Epoch shall have materially satisfied all conditions and performed all duties, covenants and agreements which Eternal and Epoch are required hereunder to satisfy and to perform as of the First Closing Date;

b.
Buyer, however, reserves the right to waive any of the Representations and Warranties of Eternal and Epoch and to consummate the Contemplated Transaction under this Agreement. At or prior to the First Closing, there shall have been delivered to Buyer (1) a certificate of Eternal and Epoch, in form and substance reasonably satisfactory to Buyer, as to the matters set forth in clause (a) above, (2) a certificate of the chief executive officer of Epoch and the chief financial officer of Epoch, in form and substance satisfactory to Buyer, as to the matters set forth in Schedule 9, and (3) an opinion of Epoch’s counsel, in form and substance reasonable satisfactory to Buyer, with regard to the matters set forth in Schedule 10;

CONFIDENTIAL TREATMENT

c.
At or prior to the First Closing, there shall have been delivered to Buyer a statement of opinion of the independent auditor of Epoch and (ii) audited financial statements as of December 31, 2008 to the extent practicable, and to the extent that the audited financial statements as of December 31, 2008 are not available at or prior to the First Closing, unaudited financial statements as of December 31, 2008 (with audited financial statements for such period provided as soon as reasonably practicable), both in form reasonably satisfactory to Buyer;

d.
The Non-Eternal Share Purchase Agreement(s) in the form and substance as attached in Attachment C shall have been signed by the First Co-Sellers three business days prior to the First Closing Date, wherein the number of shares to be transferred by such shareholders in the First Closing, along with Eternal, will in the aggregate constitute the First Shares and the closing of the transaction under the Non-Eternal Share Purchase Agreement(s) has been completed prior to, or occurs simultaneously, as of the Closing of the First Transaction hereunder. Notwithstanding the foregoing, it is understood by the Parties that one or more Non-Eternal Shareholders, holding in the aggregate no more than 0.5% of the total issued and outstanding capital stock of Epoch, may fail to be located by Eternal or may fail to execute share purchase agreements with Buyer and therefore may fail to deliver their shares as First Shares at the First Closing. In that event, Eternal shall sell such additional shares as First Shares to Buyer as may be necessary to transfer 90% of the issued and outstanding shares of Epoch to Buyer at the First Closing.

e.
On and as of the date of the First Closing, neither Eternal nor Epoch shall be a party or subject to any, Contract, law, statute, ordinance, Order, rule, regulation, Consent or other requirement which would prevent Eternal from selling the Eternal First Shares and Eternal Second Shares, or prevent the control, ownership or operation by Buyer and/or its affiliates of the business or substantially all of the properties and assets of Epoch, the Epoch Assets and the Epoch Business.

f.
During the period between the execution of this Agreement and through the First Closing Date, there shall not have occurred or arisen any Material Adverse Effect; provided, however, that such Material Adverse Effect does not include a Material Adverse Effect that arises directly from matters arising under Section 5.1(c) for which Buyer had provided written consent pursuant thereto.

g.
On or prior to the First Closing Date, this Agreement, and each other material instrument and document set forth on Schedule 5, shall have been executed and delivered to Buyer by Eternal and Epoch, as the case may be, and each such agreement shall be in full force and effect as of the First Closing, and Eternal and Epoch, as the case may be, shall be in material compliance with all of the respective material provisions hereof and thereof.

h.
All Governmental Authorizations, of all applicable Governmental Bodies, including foreign investment approvals under the Statute of Investment by Foreign Nationals, Fair Trade Act of the ROC for the combination, and other related laws and regulations of the ROC, as well as the relevant Governmental Authorizations under the anti-trust laws and regulations in other jurisdictions required to be obtained in order to permit the consummation of the First Transaction contemplated by this Agreement (including securities laws and regulations affecting the sale of the First Shares from Eternal to Buyer), and to permit the business presently carried on by Epoch to continue unimpaired immediately following the First Closing, shall have been obtained and be in full force and effect, and all other Legal Requirements for the valid consummation by the Parties hereto of the Contemplated Transaction hall have been satisfied.

i.
No action or Proceeding shall have been instituted, or substantially likely to the Knowledge of Eternal or Epoch to be instituted, and, at the time of the First Closing, be pending before any Governmental Body which would restrain or prohibit, withhold any authorization for, or seek damages with respect to, any Contemplated Transaction, nor shall any Governmental Body have notified any Party to this Agreement that the consummation of the Contemplated Transaction shall constitute a Conflict, a violation of any applicable laws, or any agency or political subdivision thereof, or that it intends to commence proceedings to restrain the consummation of any Contemplated Transaction, or to force divestiture, unless such Governmental Body shall have withdrawn such notice prior to the time of the First Closing.

j.
Two (2) year mandate or employment agreements with the Persons identified on Schedule 7 substantially in the form and substance as provided in Attachment B shall have been mutually agreed between Epoch and each Person who is a party to such agreements, and executed concurrently with the First Closing.  Such agreements shall include intellectual property assignment and protection and non-competition obligations in favor of the CMC Group during the applicable period of employment term plus three (3) years after employment.

k.
At or prior to the First Closing, Eternal shall deliver to Buyer: (i) the audited report for Epoch for the year[s] ended December 31, 2007, and to the extent practicable, December 31, 2008; and, (ii), to the extent the audited report for the year ended December 31, 2008 is not available, interim unaudited financial statements as at and for the nine month period ended September 30, 2008, including a balance sheet, an income statement, and a statement of sources and uses of cash, as well as monthly financial statements for October, November, and December, 2008 (with audited financial statements for such period provided as soon as reasonably practicable).

CONFIDENTIAL TREATMENT

l.
To the extent owned by Eternal, Eternal shall have entered into a license agreement (not including any technical services/support) with Epoch and Buyer with commercially reasonable terms solely for the unlimited internal use by Buyer (solely for assisting Epoch’s operations) and Epoch within Taiwan with respect to Epoch’s EIS/MIS system applications currently used by Epoch that are necessary to operate the Epoch Assets or Epoch Business, including but not limited to source code for Epoch’s EIS/MIS system with such license to be fully paid up, irrevocable and perpetual.

m.
Subject to Section 5.10, Eternal shall have entered into a license agreement with Epoch and Buyer in form and substance reasonably satisfactory to Buyer and Eternal with respect to the use of any trade name or trademark currently used by Epoch that contains the name or mark of “Eternal” and is owned by Eternal, only through the period of six months following the Second Closing, with an exception for any Eternal trade names or marks that would cause disruption to or non-qualification by Epoch’s customers, for which license to such will continue through the time at which Epoch is able to reasonably and without cost effect a change to such name or mark.  Such license shall be fully paid up and irrevocable.

n.
To the extent required and except for [  ***  ], Epoch shall have obtained all Consents necessary to maintain material Contracts to which Epoch is a party that may be required by the Contemplated Transactions.

o.
During the period between the execution of this Agreement and at least five (5) business days prior to the First Closing Date, Epoch shall have fully funded (but not distributed) any and all underfunded pension obligations, so that Epoch will have no obligation for unfunded or underfunded pension obligations to employees incurred prior to the First Closing, and shall have provided written evidence of such funding to Buyer at or prior to the First Closing.

p.
During the period between the execution of this Agreement and the First Closing Date, Epoch shall have disposed of all assets related to Old Plant II and fully paid for their disposal, at fair value in an arm’s length transaction, and appropriately accounted for any associated impairment and disposition so that Epoch will have no outstanding or unaccounted for obligations, impairments or accruals related to Old Plant II as of the First Closing.

q.
Subject to Section 5.7 and Buyer’s agreement to pay Eternal the purchase price for the 1,000 shares at the First Closing, Eternal shall transfer one thousand shares to the Buyer and cause Epoch to register the Buyer as a shareholder of Epoch at any day before 16 days of the First Closing Date; Eternal shall further cause Epoch to convene a special shareholders meeting to elect Buyer's representatives as new directors and supervisor of Epoch prior to the First Closing.

r.	Subject to Section 5.1(d), each of Eternal and Epoch shall waive its rights under the Consent Letters (as hereinafter defined).

s.	The First Shares and the Eternal Second Shares shall together constitute not less than 99.5% of the shares of the issued and outstanding capital stack of Epoch.

CONFIDENTIAL TREATMENT

4.2.	Conditions Precedent to the Performance by Buyer of its Obligations for the Second Closing

The obligations of Buyer to purchase or cause to purchase the Second Shares shall be subject to the prior satisfaction of all the following conditions[], unless waived in writing by Buyer at its sole discretion; provided, however, Buyer shall not be relieved of its obligation to purchase or cause to purchase the Second Shares if the failure of the fulfillment of any of the following conditions is due to causes attributable to Buyer:

a.
The representations and warranties made by Eternal as specified in Schedule 2.B shall be true and correct in all material respects as of the date hereof, and on and as of the Second Closing Date as if such representations and warranties were made on and as of such date, and Eternal shall have satisfied all conditions and performed all duties, covenants and agreements which Eternal is required hereunder to satisfy and to perform as of the Second Closing Date.

b.
On and as of the Second Closing Date, Eternal shall not be a party or subject to any, Contract, law, statute, ordinance, Order, rule, regulation, Consent or other Legal Requirement which would prevent Eternal from selling the Eternal Second Shares.

c.
On or prior to the Second Closing Date, this Agreement, and each other material instrument and document contemplated hereby, shall have been executed and delivered to Buyer by Eternal or Epoch, as the case may be, and each such agreement shall be in full force and effect as of the Second Closing, and Eternal or Epoch, as the case may be, shall be in material compliance with all of the respective material provisions hereof and thereof.

d.
Eternal shall have caused the signing of the Non-Eternal Share Purchase Agreement(s) substantially in the form and substance as attached in Attachment C by the Second Co-Sellers, if any, before the Second Closing Date.

e.
All Governmental Authorizations of all applicable Governmental Bodies, including foreign investment approvals under the Statute of Investment by Foreign Nationals, and other related laws and regulations of the ROC, as well as the relevant Governmental Authorizations under the anti-trust laws and regulations in other jurisdictions required to be obtained in order to permit the consummation of the Second Transaction contemplated by this Agreement (including securities laws and regulations affecting the sale of the Second Shares from Eternal to Buyer), shall have been obtained and be in full force and effect, and all other  Legal Requirements for the valid consummation by the Parties hereto of the Contemplated Transaction shall have been satisfied.

f.
No action or Proceeding shall have been instituted and, at the time of the Second Closing, be pending before any Governmental Body which would restrain or prohibit, withhold any authorization for, or seek damages with respect to, any Contemplated Transaction, nor shall there be any substantial likelihood that any such action or proceeding shall be instituted, nor shall any Governmental Body have notified any Party to this Agreement that the consummation of the Contemplated Transaction shall constitute a Conflict, a violation of any applicable laws, or any agency or political subdivision thereof, or that it intends to commence proceedings to restrain the consummation of any Contemplated Transaction, or to force divestiture, unless such Governmental Body shall have withdrawn such notice prior to the time of the Second Closing.

4.3.	Conditions Precedent to the Performance by Eternal of its Obligations

The obligations of Eternal to sell and transfer, or cause to sell and transfer, the First Shares and Second Shares and the obligations of Eternal to perform this Agreement according to its terms, shall be subject to the prior satisfaction of all the following conditions, unless waived in writing by Eternal at its sole discretion:

a.
The representations and warranties made by Buyer herein shall be true and correct in all material respects as of the date hereof, and on and as of any dates of the Closings as if such representations and warranties were made on and as of such dates, and Buyer shall have satisfied all conditions and performed all duties and covenants and agreements which Buyer is required hereunder to satisfy and to perform as of any dates of the Closings.

b.
All corporate and other procedures to be undertaken by Buyer in connection with the Contemplated Transaction, and all documents and instruments incident thereto shall be in form and substance satisfactory to Eternal and Eternal’s counsel, and Eternal and Eternal's counsel shall have received all such counterpart originals or certificates or other copies of such documents as they may reasonably request.

c.
All Governmental Authorizations, of all applicable Governmental Bodies, including foreign investment approvals under the Statute of Investment by Foreign Nationals, Fair Trade Act of the ROC for the combination, if applicable and other related laws and regulations of the ROC, as well as the relevant Governmental Authorizations under the anti-trust laws and regulations in other jurisdictions required to be obtained in order to permit the consummation of the Contemplated Transactions (including securities laws and regulations affecting the sale of the respective First Shares and Second Shares from Eternal to Buyer), and shall have been obtained and be in full force and effect, and all other Legal Requirements for the valid consummation by the Parties hereto of the Contemplated Transaction shall have been satisfied.

CONFIDENTIAL TREATMENT

d.
No action or Proceeding shall have been instituted and, at the time of the respective Closing, be pending before any Governmental Body which would restrain or prohibit, withhold any authorization for, or seek damages with respect to, any Contemplated Transaction, nor shall any Governmental Body have notified any Party to this Agreement that the consummation of the Contemplated Transaction shall constitute a Conflict, a violation of any applicable laws, or any agency or political subdivision thereof, or that it intends to commence proceedings to restrain the consummation of any Contemplated Transaction, or to force divestiture, unless such Governmental Body shall have withdrawn such notice prior to the time of the respective Closing.

e.
Buyer shall have obtained a corporate guarantee issued by Cabot Microelectronics Corporation in favor of Eternal guaranteeing Buyer’s payment of the Total Purchase Price in a form and substance reasonably  satisfactory to Eternal and Buyer, which guarantee shall provide that (i) upon payment or satisfaction of the First Purchase Price, the guaranteed amount shall automatically be reduced to, and limited to, the Second Purchase Price amount and (ii) upon payment or satisfaction of the Second Purchase Price, the guarantee shall automatically terminate and be of no further force or effect.

SECTION 5	CONDUCT BETWEEN SIGNING AND CLOSINGS

5.1.	Investigations and Operations of the Business of Epoch

Between the date of this Agreement and the date of the First Closing, Eternal and Epoch each shall, and shall cause the officers and directors of Epoch to, regularly consult with Buyer as to, and cooperate with Buyer’s reasonable requests for information regarding the operation of Epoch's business, and Eternal and Epoch agree to cause the following (unless otherwise set forth in this Agreement):

a.
Buyer and each of its accounting and legal representatives and agents shall be granted reasonable access to all premises and books and records of Epoch, provided that Buyer gives Epoch at least 48 hours written notice, and Epoch and Eternal shall cause the officers of Epoch to promptly furnish Buyer with such financial and operating data and other information with respect to Epoch, as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner so as not to interfere unreasonably with the business operations of Epoch.  In addition, the Parties hereto will take all such other steps as are necessary to protect the confidentiality of such material as provided in Section 5.4 hereof.

b.
Except for the transfer of those employees or officers that Buyer has decided not to retain after the First Closing, Epoch and Eternal shall use best efforts to preserve substantially intact the business organization of Epoch and to keep available the services of the present officers and employees of Epoch, and preserve the present relationships of Epoch, with principal customers, suppliers and other commercial counterparties.   Lists of the present officers of Epoch and the present principal customers, suppliers and other commercial counterparties of Epoch are attached hereto as Schedule 6.

CONFIDENTIAL TREATMENT

c.
Except for those matters specified in this Agreement, including but not limited to,  the disposal of the assets of an Old Plant II, any profit sharing (cash)  in accordance with Schedule 2-4, any distribution of any retained undistributed earnings, the full funding of the underfunded pension obligation, and any matter specifically consented to in writing by Buyer,  Epoch and Eternal have caused and shall cause Epoch to be operated as a company only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, Epoch and Eternal shall not, without obtaining the prior written Consent of Buyer, which shall be timely given in light of the applicable circumstances and shall not be unreasonably withheld, (except for those matters specified in this Agreement, including but not limited to, any profit sharing (cash) in accordance with Schedule 2-4, any distribution of any retained undistributed profits, the full funding of the underfunded pension obligation, and any matter specifically consented to in writing by Buyer) cause or permit Epoch to:

(1)	Issue or agree to issue any additional equity securities or debt securities; or

(2)
Grant or agree to grant any option, warrant or other right to subscribe for or purchase or otherwise acquire any equity securities, or issue or agree to issue any securities convertible into or exchangeable for any equity securities; or

(3)	Directly or indirectly redeem, purchase or otherwise acquire or agree to acquire any equity securities, other than as contemplated by this Agreement; or

(4)
Effect a split, combination or reclassification of any equity securities of or a recapitalization; or change, amend or modify the Articles of Incorporation or other governing instruments (except as contemplated hereby); or

(5)
Borrow or agree to borrow any funds through loans or otherwise, or guaranty or agree to guaranty the obligations of others or incur any material obligations, but Buyer's prior written Consent shall not be unreasonably withheld with respect to such borrowing as are necessary in the Ordinary Course of Business; or

(6)	Make any distribution of dividends or payment to Eternal or any entity controlled by Eternal or make any distribution of dividends to any other Party; or

(7)	Sell, Lease, dispose or Encumber its assets or property except in the Ordinary Course of Business; or

(8)
Retain or increase the compensation of any employee or agent whose aggregate compensation (except for those specified in Schedule 2-4 reasonably agreed to by Buyer) would exceed NT$ 500,000 per annum; or

(9)	Enter into any employment Contract with a term of more than six-months or without a term; or

(10)	Enter into any consulting Contract, except in the Ordinary Course of Business; or

(11)
License or transfer or enter into any Contract to license or transfer trademarks, copyrights or any other intellectual property, other than purchases and licensing of commercial software in the Ordinary Course of Business; or

(12)	Change of the corporate name; or

(13)	Enter into voluntary winding-up process; or

(14)	Reduce share capital; or

(15)	Fail to maintain the existing insurance coverage; or

(16)	Pass any shareholders resolutions; or

(17)	Incur any capital commitment or create any security interest over assets, other than the planned capital commitments listed in Schedule 8; or

(18)	Declare dividends or any other benefits or earnings from the retained earnings of Epoch as of the end of 2008; or

(19)	Commit to any other material contractual or contingent obligation over NT$500,000; or

(20)	Fail to maintain a level of working capital consistent with the Ordinary Course of Business.

CONFIDENTIAL TREATMENT

d.
Prior to the First Closing, for the purpose of Buyer's share purchase hereunder, Eternal shall waive any and all of its rights, including purchase rights and/or rights of first refusal, as the case may be, to purchase any shares held by the First Co-Sellers and Second Co-Sellers during or after the lock-up period pursuant to the Consent Letter of Custody of Share Certificates and Consent Letter of Share Sale and Purchase, which were executed by the First Co-Sellers and Second Co-Sellers ("Consent Letters").   Eternal shall further cause Epoch to waive any and all of its rights under the Consent Letters and agree that the First Co-Sellers and Second Co-Sellers who executed the Consent Letters are free to sell his/her shares to Buyer as of the First Closing Date.

5.2.	Governmental Authorization

Prior to the Closings, Buyer shall at Buyer’s cost, and Eternal shall provide all reasonable assistance to Buyer at Eternal’s cost, take all actions and execute all documents and instruments as are necessary to:

(a)
Prepare and file, or cause to be prepared and filed, all necessary applications for Governmental Authorization  to the Contemplated Transaction (and other materials in connection therewith required to be filed by Buyer, Eternal and Epoch), as the case may be, by any and all applicable Governmental Bodies having jurisdiction under the circumstances, including any antitrust filings to be filed by Buyer in the ROC, if applicable;

(b)	Prosecute, or cause to be prosecuted, such applications with diligence;

(c)	Diligently oppose, or cause to be diligently opposed, any objections to, appeals from, or petitions to reconsider any such Consent;

(d)	Take all such further action as may reasonably be necessary to obtain the appropriate orders approving such transactions; and

(e)	All Parties shall cooperate with each other for obtaining such Governmental Authorization and Consent.

5.3.	Notice of Events Prior to the Closings

(a)
Each Party hereto shall give prompt written notice to each other Party of the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would cause any representation or warranty of the notifying Party to be untrue if such representation were to be made at the time of the occurrence or nonoccurrence of such event, and the notifying Party shall use its best efforts to remedy the same.

(b)
Eternal and Epoch shall give prompt written notice to Buyer of all suits, actions, governmental investigations and legal, administrative, arbitration and other Proceedings, and all other controversies, which arise or are commenced by or against Epoch, or are threatened by or, to the best of its Knowledge, against Epoch after the date of this Agreement.

5.4.	Confidentiality of Information

Eternal, Epoch and Buyer agree to keep confidential the contents of this Agreement and any information in connection with the Contemplated Transactions, including but not limited to Letter Agreement dated June 7, 2006, and Amendment No. 1 dated June 17, 2008, entered into by and among the CMC Group, Epoch and Eternal and the Preliminary, Non-binding Draft Indication of Interest, issued by the CMC Group on October 12, 2008 and acknowledgment of the receipt of T.F. Shiao on behalf of Epoch and Eternal on October 13, 2008.  Unless otherwise required by applicable law, neither Eternal, Epoch nor the Buyer shall disclose any part of this Agreement without a prior written Consent of the other Parties; provided, however, Eternal, Epoch or Buyer may disclose the contents of this Agreement to a reasonable extent in order to exercise or protect its rights under this Agreement or to make applicable regulatory filings and disclosures. Notwithstanding any provision to the contrary, Buyer shall have the right to use and disclose the information and data of Epoch after the First Closing Date.

CONFIDENTIAL TREATMENT

5.5.	Best Efforts

Each of Buyer, Epoch and Eternal shall use its best efforts and proceed with all diligence to cause the conditions specified in Section 4 hereof to be satisfied at or prior to the applicable Closings.

5.6.	Distribution Agreement

Between the date of this Agreement and the First Closing Date, Buyer and Eternal  shall discuss in good faith to conclude a distributorship agreement, with the intent for such agreement to be entered into by and between Epoch and Eternal on the First Closing Date, which enables Eternal, or an affiliate of Eternal reasonably acceptable to Buyer, to serve as a regionally exclusive distributor in Taiwan and the PRC, for Epoch's LCD manufacturing applications products sold or under development as of the date of this Agreement, including but not limited to liquid crystal display slurry and clean products (“Distribution Agreement”).

5.7.	Pre-Closing Share Transfer and Election of New Directors and Supervisors

Between the date of this Agreement and the First Closing Date, Eternal shall transfer one thousand shares to Buyer and cause Epoch to register Buyer as a shareholder of Epoch at any day prior to 16 days in advance of the First Closing Date.   Prior to the First Closing Date or immediately before the First Closing on the First Closing Date, Eternal shall cause Epoch to convene a special shareholders meeting to elect one of Buyer's representatives as new directors and supervisors of Epoch.

5.8           Updated Due Diligence

Buyer shall be entitled to perform Updated Due Diligence prior to the First Closing Date hereof.

5.9           IP Assignment Agreement

Epoch and Eternal shall enter into an intellectual property assignment agreement on the First Closing Date substantially in the form and substance reasonably satisfactory to Eternal and Buyer, wherein Epoch shall assign fifty percent (50%) of the rights related to the patents application of 3D TSV, which has been filed by Epoch, to Eternal (or its designee) and agree that each party may freely exercise such rights as a whole without obtaining consent from, and without accounting to, the other.  Epoch and Eternal shall enter into an intellectual property assignment agreement on the First Closing Date substantially in the form and substance reasonably satisfactory to Eternal and Buyer, wherein Epoch shall assign one-hundred percent (100%) of the rights related to the patents application of 3D wire bond, which has been filed by Epoch, to Eternal (or its designee).

5.10           Trademark Assignment Agreement

Buyer, Epoch, and Eternal shall enter into a trademark assignment agreement on the First Closing Date substantially in the form and substance reasonably satisfactory to Eternal and Buyer, wherein Buyer and Epoch agree that Epoch shall assign the trademarks which include the word “Eternal” to Eternal or its designee.

5.11 Directors’ and Officers’ Insurance

Epoch shall use good faith efforts to have purchased “run-off” directors and officers insurance for the three-year period following the First Closing Date covering directors and officers of Epoch who served prior to the First Closing Date.

5.12           Non-Competition Undertaking

Eternal and Epoch shall cause each of Mr. T.F. Shiao and Mr. Shun-Ren Huang to respectively sign an undertaking on or prior to the First Closing Date that he does not owns, or has owned, of record, or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has engaged in competition with Epoch with respect to any line of the products or services of Epoch, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any publicly traded company.

CONFIDENTIAL TREATMENT

SECTION 6	REPRESENTATIONS, WARRANTIES AND COVENANTS OF ETERNAL AND EPOCH

6.1.	Except as otherwise set forth in the schedules, or as otherwise approved in writing by Buyer, Eternal and Epoch hereby represent, warrant and covenant to Buyer as follows:

The Representations, Warranties and Covenants of Eternal and Epoch with respect to transfer of the Eternal First Shares and Eternal Second Shares, the Epoch Business and the Epoch Assets as set out in Schedule 2 are effective and valid during the applicable Warranty Period.

6.2.
Subject to Section 2.5 hereof, Buyer may use the Trust Amount to offset any claims (or parts of any claims) that Buyer may have against Eternal under this Agreement, the amount of any such Liability shall not be limited to the Trust Amount.

SECTION 7	REPRESENTATIONS AND WARRANTIES OF BUYER

The Representations, Warranties and Covenants of Buyer as set out in Schedule 3 are effective and valid for the applicable Warranty Period.

SECTION 8	INDEMNIFICATION

8.1.	Indemnification by Eternal

Eternal shall indemnify and hold harmless ("Indemnify") Buyer, from and against all losses and Liabilities  (including reasonable attorneys' fees and other expenses),  (each, a "Loss") awarded by an applicable court, arbitration tribunal, or other body  to have occurred from (i) a Breach by Eternal or Epoch of any of the Representations Warranties, Covenants, and Indemnities set forth in Schedule 2 or in any agreement or instrument delivered by Eternal or Epoch in connection with this Agreement; (ii) any and all Losses related to [  ***  ]; and (iii) any material third-party claim unasserted as of the First Closing Date but relating to events occurring prior to the First Closing Date, and relating to events prior to the Second Closing Date for a Breach by Eternal of any of the Representations and Warranties, Covenants, Indemnities set forth in Schedule 2.B.  For the purpose of this Agreement, Loss sustained by Epoch from any Breach by Eternal of any Representations, Warranties, Covenants, and Indemnities set forth in Schedule 2 or in any agreement or instrument and delivered by Eternal in connection with this Agreement shall be deemed as the Loss of Buyer; provided, however, that Eternal shall have no obligation to Indemnify Buyer against Losses under this Section 8.1 until Buyer has suffered such Losses in excess of USD$100,000  after which point Eternal shall be obligated to Indemnify Buyer from and against all such Losses, including the first USD$100,000 of such Losses under this Section 8.1; provided further, that notwithstanding the preceding clause or any disclosure under the Schedule of Exceptions or elsewhere, any Losses suffered by Buyer by reason of [ ***  ] shall not be subject to the prior clause but instead shall be indemnifiable independently and in addition to such limitation from the first dollar of Loss.

8.2.	Indemnification by Buyer

Buyer shall indemnify Eternal from and against all Losses incurred directly or indirectly from any breach by Buyer of any of its Representations, Warranties and Covenants, or any instrument delivered by Buyer in connection with this Agreement.

8.3.	Claims for Indemnification

In the event of the occurrence of any event which either Party asserts is an indemnifiable event pursuant to this Section 8, such Party shall notify the indemnifying Party promptly and, if such event involves the claims of any Third Party, the indemnifying Party shall have the right to have sole control over, and shall assume all expense with respect to, the defense, settlement, adjustment or compromise of any claims as to which this Section 8 requires it to indemnify the other Party, provided that (i) the indemnified Party may, if it so desires, employ counsel at its own expense to assist in the handling of such claims and (ii) the indemnified Party shall obtain the prior written approval of the indemnifying Party, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim, if pursuant thereto or as a result thereof there would be imposed injunctive or other relief against the indemnifying Party or the indemnifying Party would be required to make any payment.

CONFIDENTIAL TREATMENT

8.4.	Warranty Period for General Matters

The rights of Buyer to claim against the Eternal to Indemnify Buyer for the Loss and Indemnified Amount in respect to the Eternal’s Warranty for General Matters will cease to be effective two (2) months after expiration of the Warranty Period for General Matters, except for the Eternal’s intentional concealment of any Breach of any Eternal’s Warranty for general matters.

8.5.	Warranty Period for Taxes

The rights of Buyer to claim against Eternal to Indemnify Buyer for the Loss and Indemnified Amount in respect to the Eternal’s Warranty for Taxes will cease to be effective two (2) months after expiration of the Warranty Period for Taxes, except for the Eternal’s intentional concealment of any Breach of any Eternal’s Warranty for Taxes.  Provided, however, any Indemnified Amount in respect to the Eternal’s Warranty for Taxes shall be offset by any tax refunds of Epoch resulting from taxes previously paid by Epoch for its business activities prior to First Closing and to be refunded after First Closing.

8.6.	Warranty Period for Environmental Issues

The rights of Buyer to claim against Eternal to Indemnify Buyer for the Loss and Indemnified Amount in respect to the Eternal’s Warranty for Environmental Issues will cease to be effective two (2) months after expiration of the Warranty Period for Environmental Issues, except for the Eternal’s intentional concealment of any Breach of any Eternal’s Warranty for environmental issues.

8.7.	Warranty Period for Pension and Employee Benefit Matters

The rights of Buyer to claim against Eternal to Indemnify Buyer for the Loss and Indemnified Amount in respect to Eternal’s Warranty for pension and employee benefit matters will cease to be effective two (2) months after expiration of the Warranty Period for Employee Benefit Matters, except for the Eternal’s intentional concealment of any Breach of any Eternal’s Warranty for pension and employee benefit matters.

8.8.	Limitation of Liability

Unless otherwise specified in this Agreement, in no event shall either Party be liable for respect to any special or indirect damages suffered in connection with this Agreement, however caused and under any theory of liability whether based in contract, tort (including negligence), products liability, or otherwise. The foregoing limitations shall apply regardless of whether the other Party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.

CONFIDENTIAL TREATMENT

SECTION 9	TERMINATION

9.1.	Grounds for Termination

At any time prior to the First Closing, this Agreement and the Contemplated Transaction may be terminated as follows:

a.	By mutual written Consent of the Parties hereto, upon no liability by one Party to another;

b.
By Buyer, without liability to Eternal, Epoch or the Major Co-Sellers, if there has been a material misrepresentation or a material Breach of covenant or warranty by Eternal or Epoch of its representations and warranties as set forth herein or as set forth in any schedules hereto; including a Breach by Eternal of its indemnification obligations when due in accordance with Section 8.1 with respect to any Loss related to any Taxes payable by Epoch, and Eternal have not cured such Breach within the earlier of (i) the First Closing Date, or (ii) the date which is ten (10) days after the date of receipt by Eternal of written notice of such Breach from Buyer; provided, however, that if the notice of a Breach is provided less than ten (10) days prior to the First Closing, the First Closing Date shall automatically be extended to the 11th date following Eternal’s receipt of the notice;

c.
By Eternal, without liability to Buyer, if there has been a material misrepresentation or a material Breach of covenant or warranty by Buyer of its representations and warranties as set forth herein or as set forth in any Schedule hereto, and Buyer has not cured such Breach within the earlier of (i) the date of the First Closing, or (ii) the date which is ten (10) days after the date of receipt by Buyer of written notice of such Breach from Buyer; or

d.
By Eternal or Buyer by written notice, upon no payment by one Party to any other Party, if the First Closing has not taken place on or before June 30, 2009 (such date to be automatically extended until September 30, 2009 if the necessary, foreign investment approval, anti-trust approvals or any other Government Authorization  have not been obtained by Buyer on or prior to such date), or such other date as the Parties may agree upon in writing due to the fault of neither Eternal nor Buyer (e.g., Buyer's good faith failure to obtain Government Authorization, Epoch's and Eternal’s good faith failure to satisfy the conditions of First Closing).

After the First Closing, in no event shall Buyer or Eternal have any right to rescind or terminate this Agreement.

9.2.	Effect of Termination

In the event that this Agreement shall be terminated pursuant to the provisions of Section 9.1 hereof, all of the following shall occur:

a.	all further obligations of the Parties hereto under this Agreement shall terminate, except for the obligations of each Party under this Section 9.2 and Section 5.4.

b.
In the event that the Agreement is terminated under Section 9.1 prior to the First Closing, the Buyer shall transfer the one thousand shares back to the shareholder who transferred the shares to the Buyer under Section 4.1 (q) and cause the directors that are representatives of Buyer to resign from Epoch on or prior to the termination date. Buyer shall bear the costs and fees associated with transferring back the one thousand shares to the shareholder who transferred to Buyer under Section 4.1 (k) and the resignation of its representative.

SECTION 10	[Intentionally Left Blank]

CONFIDENTIAL TREATMENT

SECTION 11	MISCELLANEOUS

11.1.	Payment of Expenses and Fees

Except as otherwise provided herein, each Party hereto shall bear its own costs and expenses, including but not limited to attorneys' fees incurred in connection with the Contemplated Transaction.

11.2.	Additional Assurances

Eternal and Epoch agree to execute and deliver such further instruments and documents as may be reasonably requested by the other Party hereto from time to time to consummate or evidence the Contemplated Transaction  or otherwise to carry out the intent hereof.

11.3.	Nonassignability

Neither this Agreement, nor any rights, duties or interests herein shall be assigned, transferred, pledged, hypothecated or otherwise conveyed by either Party hereto without the prior written Consent of the other Party hereto, except that Buyer shall have the right to assign this Agreement (without the Consent of any Person or Party) in the event of a change in control or to any entity owned or controlled by, controlling or under common control with Buyer, provided that Buyer shall guarantee the performance by the assignee of the obligations hereunder, to the extent not yet performed by Buyer prior to such assignment.  Any attempt to convey in violation of this Section 11.3 shall be void and shall constitute a default hereunder.

11.4.	Entire Agreement

This Agreement and the schedules hereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings of the Parties with respect to the subject matter hereof.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided therein.

11.5	Passive Investor after First Closing

Between the dates of the First Closing and the Second Closing, Eternal hereby agrees to act as a passive investor of Epoch and shall not be entitled to appoint or designate any director(s) or supervisor(s) of Epoch, and shall not be entitled to any management, supervisory or other operational role in or with respect to Epoch, the Epoch Assets, or the Epoch Business; Eternal acknowledges that Buyer shall be the controlling shareholder of Epoch, shall make all appointments and designations of any director(s) or supervisor(s) of Epoch, and shall make all management, supervisory and other operational decisions in or with respect to Epoch, the Epoch Assets and the Epoch Business.

11.6  Non-Competition and Non-Solicitation.

Eternal undertakes not to engage, directly or indirectly, in any business nor to participate in any entities, directly or indirectly, as a shareholder or equity holder, managerial officer, director, consultant, licensor, or otherwise, which directly competes with Epoch in the Epoch Business in the ROC, United States of America, or the People's of Republic of China, and other countries where Epoch or Buyer have business operations or sales for a period of four (4) years after the First Closing Date, provided, however, that such undertaking does not apply to any of Eternal’s efforts or business with respect to the development, manufacture, and sale of products related to 3D  TSV and 3D packaging and the distribution of Epoch's LCD manufacturing applications products. Without limiting Eternal’s obligation to cause the Non-Eternal Shareholders to enter into the Non-Eternal Share Purchase Agreement, Eternal shall further and specifically cause the following persons to enter into the non-competition provisions included in the Non-Eternal Share Purchase Agreement in form and substance as the non-competition provisions set forth in this Section 11.6:  T.F. Shiao and Mr. Shun-Ren Huang.

Eternal shall not, for a period of five (5) years following the First Closing Date, directly or indirectly, hire or employ, or attempt to hire or employ, any of the directors, managerial officers, or other employees of Epoch or solicit or induce, or attempt to solicit or induce, any of the directors, managerial officers, or other employees to leave Epoch for whatever reason; provided, however, that Eternal shall not be prohibited from hiring or employing those employees of Epoch who have been terminated involuntarily by Epoch, or, after the second anniversary of the First Closing Date, hiring or employing those employees who have voluntarily terminated their employment with Epoch without breaching their employment agreements with Epoch.

CONFIDENTIAL TREATMENT

11.7  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the ROC.

11.8  Jurisdiction

If there is any dispute arising herefrom, the Parties shall act in good faith to settle the dispute in an amicable manner.  In the event that the Parties fail to reach a settlement on any dispute, then the Parties shall submit such dispute for arbitration.  The arbitration shall be conducted in English at Taipei, Taiwan in accordance with the Arbitration Act of the ROC.

11.9 Public Announcements

Following the date hereof and prior to the First Closing, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as Buyer determines, provided, however, that the text of any press release shall be subject to the prior review and comment of Epoch and Eternal.  From and after the Closing, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.

As promptly as practicable following the date hereof, Epoch and Buyer will consult with each other concerning the timing, substance and means by which Epoch's employees, customers, suppliers and others having dealings with Epoch will be informed of the Contemplated Transactions prior to the First Closing, and Buyer will have the right to be present for and/or otherwise participate in all such communications.

CONFIDENTIAL TREATMENT

11.10 Notices

Any notices or other communications required or permitted hereunder shall be in writing and shall be delivered to the Party to be noticed by courier or telecopy, or shall be sent to such Party by certified or registered mail, postage prepaid and return receipt requested, at the address set forth below:

If to Eternal, including Epoch:

To Epoch:
T.F. Shiao
President
Address: 578, Chien-Kung Rd
Kaohsiung, Taiwan 807
Tel:
Fax:  866-7-3833355

To Eternal: T.F. Shiao
Vice President
Eternal Chemical Co., Ltd.
Address: 578, Chien-Kung Rd
Kaohsiung, Taiwan 807
Republic of China
Tel:
Fax:  866-7-3833355

with a copy to:
[  ]
Address:
Tel:
Fax:

If to Buyer:
H. Carol Bernstein
Vice President, Secretary and General Counsel
Cabot Microelectronics Corporation/                                                               Director, Cabot Microelectronics Global Corporation
Address: 870 N. Commons Drive
Aurora, IL 60504, U.S.A.
Tel: 630-375-5461
Fax:  630-499-2644

With copy to:
S. T. Lan, Lee and Li Attorneys-at-Law
Address: 7th Fl., 201 Tun Hua North Road,
Taipei, Taiwan, ROC
Tel: 2-2715-3300
Fax: 2-2713-3966

or at such other address as shall from time to time be furnished in writing by the Party to be noticed.  Any such notice or communication shall be deemed to have been given upon the date sent.

[- Remainder of Page Intentionally Left Blank -]

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

Buyer: Cabot Microelectronics Global Corporations By: /s/ Title:	Eternal Chemical Co., Ltd. By:__/s/_________________ Title: Legal Representative

Epoch Material Co. Ltd., for purpose of Sections 4, 5, 6 and 11.2 only

By: /s/
Name:
Title: Legal Representative

Major Co-Sellers for purposes of Section 2.1(a)(ii).

By:  /s/
Name: T.F. Shiao

By:  /s/
Name: Guo Lun Kao

By:  /s/
Name: Mr. Tsung-Ho Lee

CONFIDENTIAL TREATMENT

Pursuant to Item 601(b)(2) of Regulation S-K, Cabot Microelectronics Corporation hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of the following schedules to the Share Purchase Agreement dated December 19, 2008 among Cabot Microelectronics Global Corporation, Eternal Chemical Co., Ltd., the Major Co-Sellers, and Epoch Material Co. Ltd., which have been omitted from this filing:

Schedule 1.          List of Shareholders of Epoch

Schedule 1-2.       Major Co-Sellers

Schedule 1-2(A). List of Relatives of Major Co-Sellers who are shareholders of Epoch

Schedule 1-3.       Old Plant II

Schedule 1-4.       Real Property Lease

Schedule 2.           Representations, Warranties and Covenants of Eternal

Schedule 2-1.        Financial Statements of Epoch for the fiscal year 2007

Schedule 2-2.        Material changes since September 30, 2008

Schedule 2-3.        A List of each Material Contract

Schedule 2-4.        A List of the employment information

Schedule 2-5.        A List of Insurance Policies

Schedule 2-6.        A List of Proceedings by or against Epoch

Schedule 2-7.        A List of Intellectual Properties

Schedule 2-8.        A List of Permits

Schedule 2-9         List of Accounts Receivable

Schedule 2-10       A List of Lease Agreements and Real Property Leases

Schedule 2-11       A List of Tangible Personal Property

Schedule 2-12       A List of Hazardous Materials

Schedule 2-13       A List of Purchase Order and Accounts Payable

Schedule 2-14       A List of Related Persons

Schedule 3.            Buyer's Warranty

Schedule  4.           List of Executive Officers of Epoch

Schedule 5.            Closing Documents

Schedule 6.            Officers and Clients Lists

Schedule 7.            List of Epoch Personnel to Sign Mandate/Employee Agreements

Schedule 8.            Planned Capital Commitments

Schedule 9             Chief Executive Officer and Chief Financial Officer Certified Matters

Schedule 10           Seller’s Counsel Certified Matters

Attachment A       Schedule of Exceptions

Attachment B        Form of Mandate or Employment Agreements

Attachment C        Form of Non-Eternal Share Purchase Agreement